EXHIBIT 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports 2012 Fiscal Year, Fourth Quarter Results

Fiscal 2012 net income of $17.1 million; Fourth quarter net income of $1.7 million

Sioux Falls, South Dakota – December 21, 2012, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal year and fourth quarter ended September 30, 2012

•	MFG’s 2012 fiscal net income totaled $17.1 million versus $4.6 million in fiscal 2011.
–
The 2012 fourth quarter net earnings were $1.7 million including after-tax charges of $1.5 million relating to the settlement of two lawsuits and a temporary interruption of revenue relating to a Meta Payment Systems (MPS) business partner, or $3.2 million excluding the effect of these  matters

–	Fourth quarter average assets grew to $1.5 billion, compared to $1.1 billion last year, driven by MPS deposit growth
–	Fiscal 2012 non-interest income grew to $69.6 million from $57.5 million last year

•	The MPS segment recorded 2012 fiscal earnings of $6.5 million compared to $3.9 million for the 2011 fiscal year.
–	Net earnings for the 2012 fiscal fourth quarter were $0.8 million
–	MPS was the largest U.S. issuer of prepaid cards by purchase volume according to the Nilson Report
–	MPS generated an average of $1.1 billion in non-interest bearing deposits in the 2012 fiscal fourth quarter

•	The Traditional Bank (Retail Bank) segment recorded 2012 fiscal earnings of $11.0 million compared to $0.9 million for fiscal 2011.
–	Net earnings for the fiscal fourth quarter were $1.0 million

•
Non-performing assets (NPA) were 0.16% of total assets at September 30, 2012 compared to 1.24% at September 30, 2011, with continuing favorable trends and in comparison to industry NPA averages of over 2.5%.

•	Return on average assets was 1.22% for fiscal 2012 compared to 0.41% in the prior fiscal year.

•	Return on average equity was 18.47% for fiscal 2012 compared to 5.71% in the prior fiscal year.

•	Fourth quarter MPS average deposits increased by $309 million, or 41%, from the prior year fourth fiscal quarter. Overall cost of funds at MetaBank was 0.25% during the quarter.

•
MFG raised net new capital of approximately $34.2 million during the fourth fiscal quarter through nine separate securities purchase agreements. The new capital will be used to bolster regulatory capital and support anticipated growth at its MetaBank subsidiary.

•	Tangible book value per common share increased by $1.23 or 5% from $25.19 at September 30, 2011 to $26.42 per share at September 30, 2012.

•	MFG was named one of Sandler O’Neill’s top 25 bank and thrift small cap all-star companies

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) reported net income for the 2012 fiscal fourth quarter of $1.7 million, or 28 cents per diluted share, compared to $2.2 million, or 70 cents per diluted share, for the prior year period.

Net income for the fiscal year ended September 30, 2012 was $17.1 million, or $4.92 per diluted share, compared to $4.6 million, or $1.49 per diluted share, for the prior year period.

Chairman, President and Chief Executive Officer J. Tyler Haahr commented, “It is a pleasure to report the highest net income in Meta Financial Group history of $17.1 million or $4.92 per diluted share, representing an 18.5% ROE and a 1.2% ROA in fiscal 2012.  Further, we made additional improvements across our operations and created yet more shareholder value as both the Retail Bank and Meta Payment Systems advanced in several key categories.  Credit quality in Meta’s loan portfolio improved even further during the fiscal fourth quarter, with only 0.16% in non-performing assets at the end of 2012 compared to an already low 1.24% at the end of fiscal 2011. To put this in context, our fiscal year end non-performing assets were less than one-tenth the average ratio in our industry which is over 2.50%.  Even with the strong credit quality, we have been able to maintain reasonable loan yields and our loan-to-deposit spreads are at the 82nd percentile of the banking industry.  Our Meta Payment Systems division again produced good results, including quarterly average MPS-generated deposits of $1.1 billion, up $309 million, or 41% from the prior year’s comparable quarter.

At the Meta Financial Group corporate level, we took additional steps this fiscal year to increase capital through three private placement transactions in May 2012, and nine similar placements in September 2012 to raise $47 million in total new capital.  Net new capital proceeds and our higher earnings helped increase our book value by a total of $65 million during fiscal 2012.  It is our expectation that this new capital will be used to further enhance our operating systems to accommodate anticipated substantial growth and to provide additional assurance that our capital will remain in excess of regulatory requirements.

Persistently low interest rates were once again a constraint on returns from the non-interest bearing deposits generated by Meta Payment Systems.  Nevertheless, we believe this growing, cost-effective deposit base will transform into an even more powerful resource as interest rates rise in an evolving economy.   Meanwhile, beginning in June 2012 we began executing a new strategy designed to diversify the Bank's investment security portfolio.  The largest portion of this investment strategy involved the purchase of geographically diversified Non-Bank Qualified Municipal Bonds, which as of September 30, 2012, represented $255.9 million, or 58.8%, of total investment securities available for sale. We believe the  diversification in our portfolio lessens the credit risk associated with these investments and allows the Company to capture enhanced yields where appropriate,” Haahr concluded.

Management believes that a presentation of Core Earnings (a non-GAAP measure) provides a meaningful comparison between periods by adjusting for certain earnings, expenses and settlement charges of related regulatory actions during the three and twelve month periods ended September 30, 2012 and 2011.  Core Earnings are defined as Net Income per Generally Accepted Accounting Principles, adjusted for charges related to two legal settlements, regulatory enforcement matters, the goodwill write off, the GNMA security sale, the effect of a temporary interruption of revenue with a MPS partner  and the redemption of Trust Preferred Securities.

Calculation of Core Earnings	Three Months Ended		Fiscal Year Ended
(Dollars in Millions)	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Net Income -Per Statement of Operations	$1.7	$2.2	$17.1	$4.6

Adjustments
iAdvance Remuneration	-	-	-	4.8
Civil Money Penalty Assessment	-	-	-	0.4
Tax Programs and iAdvance	-	0.1	-	0.2
Legal and Consulting Related to OTS/OCC Matters	0.1	0.3	0.3	1.8
Legal Settlements	0.8	1.6	0.8	1.6
Goodwill Write Off	-	-	-	1.5
Loss on redemption of Trust Preferred Securities	-	-	1.5	-
Gain on GNMA security sale	-	-	(11.4)	-
MPS Partner Business Interruption	1.5	-	2.3	-

Impact of Taxes	(0.9)	(0.7)	2.3	(3.2)

Core Earnings	$3.2	$3.5	$12.9	$11.7

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/2012	6/30/2012	9/30/2011	9/30/2012	9/30/2011
Net Interest Income - millions	$7.4	$8.3	$8.8	$33.7	$34.3
Non Interest Income - millions	13.4	13.7	14.0	69.6	57.5

Net Income - millions	1.7	2.4	2.2	17.1	4.6
Diluted Earnings per Share	0.28	0.66	0.70	4.92	1.49

Net Interest Margin	2.16%	2.40%	3.30%	2.56%	3.21%
Non-Performing Assets - % of Total Assets	0.16%	0.38%	1.24%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2012 fiscal fourth quarter was $21.6 million compared to $23.9 million for the same quarter last year.  The revenue decrease in this quarter was largely attributable to a decrease in card fee income and interest earned on mortgage-backed securities.

Interest income in the fourth quarter of fiscal 2012 decreased by $1.6 million, or 17%, from the same period in fiscal 2011 primarily due to a decrease of 200 basis points in the mortgage-backed securities yield.  This reduction was due in part to the proceeds from a GNMA security sale being reinvested at slightly lower current yields in FNMA product in the second quarter of fiscal 2012, and from increased prepayment rates on the overall mortgage-backed security portfolio.  This increase in prepayment experience resulted in faster amortization of purchase premiums on mortgage-backed securities resulting in a lower portfolio yield.

Total revenue for the fiscal year ended September 30, 2012 was $106.9 million compared to $96.6 million for 2011, an increase of $10.3 million, or 11%.  The increase was due primarily to the gain on the aforementioned GNMA sale.  Interest income decreased by $1.8 million or 5% and card fees decreased $0.7 million or 1.2%.

Net Interest Income

Net interest income for the fiscal 2012 fourth quarter was $7.4 million, down $1.4 million, or 16%, from the same quarter last year.  Net interest margin decreased from 3.30% in the 2011 fourth quarter to 2.16%; however, average interest earning assets increased in the current year period to $1.4 billion.  Overall, asset yields declined by 132 basis points due both to a lower interest rate environment and a continuation of an ongoing shift in our asset mix to favor more government guaranteed bonds and mortgage-backed securities (MBS), along with highly-rated investment grade asset-backed agency, corporate and municipal bonds and proportionately lower loans.  The diversification of the overall investment portfolio to include more tax-free municipal bonds has resulted in MBS now comprising 49% of average interest-earning assets in the quarter compared to 54% one year ago.  The decrease in asset yields was partially offset by a decline in the cost of total deposits and interest-bearing liabilities of 17 basis points.  Due to stabilizing interest rates and a remix of the investment portfolio largely accomplished during the fourth fiscal quarter of 2012, we expect interest income to rebound going forward in fiscal 2013.

Net interest income for the fiscal year ended September 30, 2012 was $33.7 million, down $0.6 million, or 2%, from 2011.  The decrease was in large part due to the lower rate environment and to the aforementioned asset mix shift continuing toward relatively more government guaranteed and highly rated investments and a smaller loan portfolio. Our overall asset yields decreased by 83 basis points.  The decrease was partially offset by an 18 basis point decrease in rates paid on deposits and interest-bearing liabilities and a 25% increase in average earning assets.    Since September 30, 2011, our investment diversification has resulted in agency, municipal and corporate bonds increasing from $28 million to $435 million (at fair value), with most of that increase occurring during our fourth quarter. We expect further increases, which we believe will enhance yields and earnings and provide further diversification in the investment portfolio.

Overall, our cost of funds for all deposits and borrowings decreased by 17 basis points to 0.25% during the 2012 fourth quarter from 0.42% in the 2011 fourth quarter.  As of September 30, 2012, low- and no-cost checking deposits represented 91% of total deposits compared to 89% one year earlier.  This increase resulted mainly from ongoing growth in non-interest bearing deposits generated by existing MPS programs.

The Company’s average interest-earning assets for the 2012 fourth quarter grew by $374.9 million, or 35%, to $1.43 billion, up from $1.06 billion during the same quarter last year.  This increase primarily reflects the growth in the securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the 2012 fourth quarter increased $341.7 million, or 33%, to $1.36 billion from $1.02 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS-generated non-interest bearing deposits, slightly offset by a decrease in more costly certificates of deposit of $15.8 million.

Non-Interest Income

2012 fourth quarter non-interest income of $13.4 million decreased $0.6 million, or 4%, from the same quarter in 2011.  This decrease was primarily due to a decrease in card fee income of $1.8 million compared to the 2011 fourth quarter due to a temporary interruption at one MPS business partner that accounted for $1.5 million of the decrease.  The re-implementation of the program is currently underway and we believe the program will ramp up to former levels by the fiscal 2013 second or third quarter.   The decrease in non-interest income was partially offset by a net gain on sale of securities of $1.1 million.

Non-interest income for the fiscal year ended September 30, 2012 increased $12.1 million, or 21%, over the same period in the prior year due primarily to the increase on gain on sale of securities available for sale of $12.0 million.  MPS card fee income decreased by $0.7 million, or 1.2% during the year, primarily due to the exit from certain MPS credit sponsorship programs.

Non-Interest Expense

Non-interest expense decreased $0.7 million, or 4%, to $18.4 million for the 2012 fourth quarter as compared to $19.1 million for the same period in fiscal 2011.  Compensation expense was $7.6 million for the 2012 fourth quarter, $0.3 million, or 4%, higher than the same period in 2011.  At September 30, 2012 overall staffing was 5% higher than September 30, 2011 primarily due to hiring in key areas relating to compliance and technology.  Card processing expense declined by $0.6 million, or 15.9%, due to lower prepaid card operational expenses.

Fiscal year 2012 non-interest expense decreased by $7.8 million, or 9%, to $75.5 million from $83.3 million in fiscal year 2011.  Card processing expenses decreased $5.9 million primarily due to reduced prepaid card operational costs. Also, a goodwill impairment charge of $1.5 million was included in the 2011 fiscal year non-interest expense.

Credit Quality

Non-performing assets at September 30, 2012 were $2.6 million, down $13.2 million, representing 0.16% of total assets, compared to $15.9 million and 1.24% of total assets at September 30, 2011.  There continued to be no non-performing assets within the MPS segment at September 30, 2012.

Retail Bank non-performing loans totaled $1.8 million at September 30, 2012, representing 0.6% of total loans, compared to $13.2 million, or 4.1%, of total loans at September 30, 2011.  This decrease primarily relates to changes in four commercial loan relationships totaling $11.5 million.  One loan was partially charged off, with the balance of $1.7 million being transferred to foreclosed real estate and repossessed asset accounts at December 31, 2011.  In addition, two commercial loans totaling $6.9 million were restructured in a prior quarter and are now fully performing and are in compliance with all terms.  The fourth loan was paid off during the quarter ended June 30, 2012.

Foreclosed real estate and repossessed assets decreased to $0.8 million compared to $2.7 million at September 30, 2011, primarily due to the resolution and disposal of a $2.0 million bank owned property in April 2012 that resulted in the recognition of $1.1 million in income related to interest and expenses recovered by the Company.  This decrease was partially offset by the previously mentioned foreclosure and transfer of a $1.7 million commercial and multi-family real estate loan, which was subsequently written down by $0.9 million during the quarter ended March 31, 2012.

Loans

Total loans, net of allowance for loan losses, increased $12.6 million, or 4.0%, to $327.0 million at September 30, 2012. This increase primarily relates to higher residential mortgage loans of $15.0 million and $1.5 million in additional commercial operating loans, offset by a decline in commercial and multi-family real estate loans of $2.5 million and by a $1.8 million decline in Retail Bank consumer loans.

The allowance for loan losses decreased $0.9 million to $4.0 million, or 1.20% of outstanding loans, at September 30, 2012 compared to an allowance of $4.9 million, or 1.54% of total loans, at September 30, 2011.  The decrease is related, in part, to the partial charge-off of the aforementioned commercial loan and overall improving credit quality of the loan portfolio.

Investments

Total investment securities available for sale increased by $406.9 million to $435.2 million at September 30, 2012 as compared to September 30, 2011.  This increase primarily relates to investment purchases of agency asset-backed, municipal and corporate bonds.

Total government guaranteed mortgage-backed securities available for sale increased by $90.5 million, or 15.3% to $681.4 million at September 30, 2012 as compared to September 30, 2011.

Overall, total investments and MBS increased by $497.4 million, or 80%.

Deposits and Other Liabilities

Total September 2012 monthly average MPS-generated deposits increased by $309.6 million or 40%, as compared to September 2011.  This increase resulted almost entirely from growth in existing core prepaid card programs.  Retail Bank average checking balances increased by $7.5 million, or 14%, at September 30, 2012, over the prior fiscal year end.  MetaBank increased its short-term advances and other borrowings by $18.3 million during the fiscal year ended September 30, 2012.

Business Segment Performance

Meta Payment Systems

For the 2012 fourth quarter, MPS recorded net income of $0.8 million, or 20 cents per diluted share, as compared to $2.1 million, or 66 cents per diluted share, for the same period last year.  MPS 2012 fourth quarter revenue of $14.3 million decreased $1.5 million compared to fiscal 2011 due to the aforementioned MPS partner business interruption and discontinuance of certain credit sponsorship programs.  The average internal net interest yield MPS received for its deposits was 1.37% in the 2011 fiscal fourth quarter and 1.11% in the comparable 2012 period.  The decrease resulted from a lower interest rate environment.

Traditional Bank (Retail Bank)

The Retail Bank segment recorded net income of $1.0 million, or 25 cents per diluted share, for the fourth quarter of fiscal year 2012, compared to a net loss of $0.1 million, or 3 cents per diluted share in 2011.  2012 fourth quarter results were bolstered by an increase in gain on sale of securities available for sale of $1.1 million ($0.7 million after taxes).

Litigation Settlements

The court has approved a settlement, and dismissed with prejudice, a stockholder derivative complaint that was filed during December 2011 against certain officers and directors of the Company.  The Company recorded an expense during the fiscal fourth quarter of $0.1 million in addition to amounts previously expensed.

In addition, a previously disclosed complaint related to MetaBank’s participation in loans originated by First United Funding, LLC has been settled for $1.2 million, including the cost of litigation, with $0.7 million being recorded in the fourth quarter.

Capital Ratios

At September 30, 2012, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 8.56% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 23.59% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.94% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 9.43%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the xpectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	September 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$145,051	$276,893
Investments and mortgage-backed securities	1,116,692	619,248
Loans receivable, net	326,981	314,410
Other assets	60,174	64,930
Total assets	$1,648,898	$1,275,481

Liabilities
Deposits	$1,379,794	$1,141,620
Other borrowings	47,710	29,365
Other liabilities	75,535	23,919
Total liabilities	1,503,039	1,194,904

Stockholders' equity	145,859	80,577
Total liabilities and stockholders' equity	$1,648,898	$1,275,481

Consolidated Statements of Operations

	For the 3 Months		For the Year
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2012	2011	2012	2011

Interest income	$8,234	$9,879	$37,297	$39,059
Interest expense	841	1,089	3,563	4,747
Net interest income	7,393	8,790	33,734	34,312
Provision for loan losses	-	253	1,049	278

Net interest income after provision for loan losses	7,393	8,537	32,685	34,034
Non-interest income	13,405	14,007	69,574	57,491
Non-interest expense	18,388	19,081	75,463	83,262

Income before income tax expense	2,410	3,463	26,796	8,263
Income tax expense	744	1,271	9,682	3,623

Net income	$1,666	$2,192	$17,114	$4,640

Earnings per common share
Basic	$0.28	$0.70	$4.94	$1.49
Diluted	$0.28	$0.70	$4.92	$1.49

Selected Financial Information

For the Year Ended September 30,	2012	2011

Return on average assets	1.22%	0.41%
Return on average equity	18.47%	5.71%
Average shares outstanding for diluted earnings per share	3,460,877	3,114,635

	September 30, 2012	September 30, 2011

Equity to total assets	8.85%	6.32%
Book value per common share outstanding	$26.79	$25.61
Tangible book value per common share outstanding	$26.42	$25.19
Common shares outstanding	5,443,881	3,146,867
Non-performing assets to total assets	0.16%	1.24%